Exhibit 3.2

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCOPORTAION

OF

GSC GLOBAL, INC. (DOC#P02000106564)

Pursuant to the provisions of section 607.1006, Florida statutes, this Florida corporation adopts the follwing amendments to its articles of incorporation:

NEW CORPORATE NAME:

RED REEF LABORATORIES, INC.

OTHER AMENDMENTS:

NONE

The date of each amendments adoption: 1/1/05

Effective date, if applicable: 1/10/05

Adoption of amendments:

The amendments were adopted by the board of directors without shareholder action and shareholder action was not required.

Signed this 5th day of January, 2005.

Signature: /s/ Peter Versace, Executive VP